CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$7,713,200	$1,052.08

Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

July 2013 Final Terms No. 97 Registration Statement No. 333-190038 Dated July 26, 2013 Filed pursuant to Rule 424(b)(2)
Structured Investments Opportunities in International Equities

Trigger PLUS Based on the Vanguard FTSE Emerging Markets ETF Shares due July 31, 2015

Trigger Performance Leveraged Upside SecuritiesSM

Unlike conventional debt securities, the Trigger Performance Leveraged Upside Securitiessm (“Trigger PLUS”) offered by this pricing supplement do not pay interest and do not provide for the repayment of the stated principal amount at maturity in all circumstances.  Instead, the Trigger PLUS provide for a single payment at maturity that may be greater than, equal to or less than the stated principal amount of the Trigger PLUS, depending on the closing price of the Vanguard FTSE Emerging Markets ETF on the valuation date.  If the share closing price of the Vanguard FTSE Emerging Markets ETF is greater on the valuation date than on the pricing date, investors in the Trigger PLUS will participate on a 150% leveraged basis in that appreciation, subject to a maximum payment at maturity of the Trigger PLUS of 146.00%. If, however, the underlying shares have depreciated in value so that the final share price is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the share closing price over the term of the securities. The Trigger PLUS are designed for investors who seek a return based on the underlying shares and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the underlying shares, and the limited protection against loss but only if the final share price is greater than or equal to the trigger level. You should not invest in the Trigger PLUS unless you can accept the risk of a significant loss on your investment. The Trigger PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the Trigger PLUS are subject to the creditworthiness of Barclays Bank PLC and are not guaranteed by any third party.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	July 31, 2015, subject to postponement and adjustment.
Underlying shares:	Vanguard FTSE Emerging Markets ETF (the “Fund”)
Aggregate principal amount:	$7,713,200
Payment at maturity:	If the final share price is greater than the initial share price,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.

If the final share price is less than or equal to the initial share price but greater than or equal to the trigger level,

$10 per $10 Trigger PLUS

If the final share price is less than the trigger level,

$10 x share performance factor

This amount will be less than the stated principal amount of $10.

You may lose some or all of your initial investment. Any payment on the Trigger PLUS is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

(Key Terms continued on the next page)

Commissions and Initial Issue Price:	Initial Issue Price(1)	Price to Public(2)	Agent’s Commissions(2)	Proceeds to Issuer
Per Trigger PLUS	$10	$10	$.20	$9.80
Total	$7,713,200	$7,713,200	$154,264	$7,558,936
(1)	Our estimated value of the Trigger PLUS on the pricing date, based on our internal pricing models, is $9.482 per Trigger PLUS. The estimated value is less than the initial issue price of the Trigger PLUS. See “Additional Information Regarding Our Estimated Value of the Securities” on page 4 of this pricing supplement.
(2)	MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $.20 for each Trigger PLUS they sell. See “Supplemental Plan of Distribution.”

Investing in the Trigger PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 8. You should read this document together with the related prospectus, prospectus supplement and index supplement, each of which can be accessed via the hyperlinks below before you make an investment decision.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Risk Factors - The Securities are Subject to the Credit Risk of the Issuer, Barclays Bank PLC” in this pricing supplement.

Prospectus dated July 19, 2013      Prospectus Supplement dated July 19, 2013      Index Supplement dated July 19, 2013

We may use this pricing supplement in the initial sale of the securities. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any of the securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Trigger PLUS or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Trigger PLUS Based on the Vanguard FTSE Emerging Markets ETF due July 31, 2015
Trigger Performance Leveraged Upside Securities

Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$40.06, which is the share closing price of the underlying shares on the pricing date.
Final share price:	The share closing price of the underlying shares on the valuation date.
Share closing price:	The official closing price per share of the Fund on the relevant day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “VWO UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing price per share of the Fund will be based on the alternate calculation of the Fund as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.
Valuation date:	July 28, 2015, subject to postponement and adjustment.
Trigger level:	34.05, which is 85% of the initial share price
Leverage factor:	150%
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$14.60 (146.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and Initial Issue Price” above)
Pricing date:	July 26, 2013
Original issue date:	July 31, 2013 (3 business days after the pricing date)
CUSIP/ISIN:	06742D531 /US06742D5317
Listing:	The securities will not be listed on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”))

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

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Trigger Performance Leveraged Upside Securities

Additional Terms of the Trigger PLUS

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Trigger PLUS are a part. This pricing supplement, together with the documents listed below, contain the terms of the Trigger PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement as the Trigger PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Trigger PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the Trigger PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

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Trigger Performance Leveraged Upside SecuritiesSM

Additional Information Regarding Our Estimated Value of the Securities

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the securities on the pricing date is less than the initial issue price of the securities. The difference between the initial issue price of the securities and our estimated value of the securities results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, the estimated cost which we may incur in hedging our obligations under the securities, and estimated development and other costs which we may incur in connection with the securities.

Our estimated value on the pricing date is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 3 months after the initial issue date of the securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities which we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 8 of this pricing supplement.

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Trigger Performance Leveraged Upside SecuritiesSM

How Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following assumptions:

Stated principal amount:	$10

Leverage factor:	150%

Hypothetical maximum payment at maturity:	$14.60

Trigger PLUS Payoff Diagram

The Trigger PLUS
The Underlying Shares
$14.60 Maximum
Payment at Maturity
$10 Stated
Principal Amount
PLUS Zone
Payment at Maturity on the Trigger PLUS
$20.00
$18.00
$16.00
$14.60
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
-100%
-80%
-60%
-40%
-20%
-15%
0%
20%
30.67%
40%
60%
80%
100%
Percentage Change in Final Share Price

How it works

▪

If the final share price is greater than the initial share price, then investors receive the $10 stated principal amount plus 150% of the appreciation of the underlying shares over the term of the Trigger PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the hypothetical maximum payment at maturity at a final share price of approximately 130.67% of the initial share price.

For example, if the share closing price of the underlying shares appreciates by 30.67% at maturity, the investor would receive a 46.00% return, or $14.60 at maturity. If the share closing price of the underlying shares appreciates by 50% at maturity, the investor would receive only the hypothetical maximum payment of $14.60 or 146.00% of the stated principal amount.

▪

If the final share price is less than or equal to the initial share price but is greater than the trigger level, investors will receive the $10 stated principal amount.

For example, if the share closing price of the underlying shares depreciates by 10% on the valuation date, investors will receive the $10 stated principal amount.

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Trigger Performance Leveraged Upside Securities

▪

If the final share price is less than the trigger level, the investor would receive an amount less than the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares.

For example, if the share closing price of the underlying shares depreciates by 20% at maturity, the investor would lose 20% of their principal and receive only $8 at maturity, or 80% of the stated principal amount. If the share closing price of the underlying shares depreciates by 50% at maturity, the investor would lose 50% of their principal and receive only $5 at maturity, or 50% of the stated principal amount.

What is the Total Return on the Trigger PLUS at Maturity Assuming a Range of Performance for the Underlying Shares?

The following table illustrates the hypothetical total return at maturity on the Trigger PLUS. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $10.00 stated principal amount to $10.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Trigger PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on the initial share price of $40.06, the trigger level of $34.05, the maximum payment at maturity of $14.60 (146.00% of the stated principal amount) and the leverage factor of 150%. For the purposes of the examples below, the “Share Return” shall equal (final share price - initial share price)/initial share price). The hypothetical examples below do not take into account any tax consequences from investing in the Trigger PLUS.

Final Share Price	Share Return	Share Percent Increase	Share Performance Factor	Payment at Maturity	Total Return on Trigger PLUS
$68.10	70.00%	70.00%	N/A	$14.60	46.00%
$64.10	60.00%	60.00%	N/A	$14.60	46.00%
$60.09	50.00%	50.00%	N/A	$14.60	46.00%
$56.08	40.00%	40.00%	N/A	$14.60	46.00%
$52.35	30.67%	30.67%	N/A	$14.60	46.00%
$48.07	20.00%	20.00%	N/A	$13.00	30.00%
$44.07	10.00%	10.00%	N/A	$11.50	15.00%
$42.06	5.00%	5.00%	N/A	$10.75	7.50%
$40.06	0.00%	N/A	N/A	$10.00	0.00%
$38.06	-5.00%	N/A	N/A	$10.00	0.00%
$36.05	-10.00%	N/A	N/A	$10.00	0.00%
$34.05	-15.00%	N/A	N/A	$10.00	0.00%
$32.05	-20.00%	N/A	80%	$8.00	-20.00%
$28.04	-30.00%	N/A	70%	$7.00	-30.00%
$24.04	-40.00%	N/A	60%	$6.00	-40.00%
$20.03	-50.00%	N/A	50%	$5.00	-50.00%
$16.02	-60.00%	N/A	40%	$4.00	-60.00%
$12.02	-70.00%	N/A	30%	$3.00	-70.00%
$8.01	-80.00%	N/A	20%	$2.00	-80.00%
$4.01	-90.00%	N/A	10%	$1.00	-90.00%
0.00	-100.00%	N/A	0%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The share closing price of the underlying shares increases from an initial share price of $40.06 to a final share price of $42.06.

Because the final share price of $42.06 is greater than the initial share price of $40.06 but the payment at maturity is not greater than the maximum payment at maturity, the investor receives the following payment at maturity of $10.75 per $10 stated principal amount calculated as follows:

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Trigger Performance Leveraged Upside Securities

$10 + leveraged upside payment

$10 + leverage factor x share percent increase

$10 + [$10 x 150% x 5.00%] = $10.75

The total return on investment of the Trigger PLUS is 7.50%.

Example 2: The share closing price of the underlying shares increases from an initial share price of $40.06 to a final share price of $56.08.

Because the final share price of $56.08 is greater than the initial share price of $40.06 but because $10 + the leveraged upside payment is greater than the maximum payment at maturity, the investor will receive the maximum payment at maturity of $14.60 per $10.00 stated principal amount.

The total return on investment of the Trigger PLUS is 46.00%.

Example 3: The share closing price of the underlying shares decreases from an initial share price of $40.06 to a final share price of $24.04.

Because the final share price of $24.04 is less than the initial share price of $40.06 and less than the trigger level, the investor will receive a payment at maturity of $6.00 per $10.00 stated principal amount calculated as follows:

$10 x share performance factor

$10 x 60% = $6.00

The total return on investment of the Trigger PLUS is -40.00%.

Example 4: The share closing price of the underlying shares does not increase or decrease and the final share price is $40.06.

Because the final share price of $40.06 is equal to the initial share price of $40.06, the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount:

The total return on investment of the Trigger PLUS is 0.00%.

Example 5: The share closing price of the underlying shares decreases from an initial share price of $40.06 to a final share price of $36.05.

Because the final share price of $36.05 is less than the initial share price of $40.06 but is greater than the trigger level, the investor will receive a payment at maturity of $10.00 per $10.00 stated principal amount:

The total return on investment of the Trigger PLUS is 0.00%.

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Trigger Performance Leveraged Upside Securities

Risk Factors

An investment in the Trigger PLUS involves significant risks. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Trigger PLUS. Investing in the Trigger PLUS is not equivalent to investing directly in the Fund or any of the component stocks of the Fund. The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement and in the index supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;
•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;
•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;
•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level; and
•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

Structure Specific Risk Factors

▪	Trigger PLUS do not pay interest nor guarantee return of principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final share price is less than the trigger level, the payout at maturity will be an amount in cash that is at least 15% less than the $10 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the decrease in the value of the underlying shares. You may lose up to 100% of the principal amount of your notes if the underlying shares decline from the initial share price to the final share price.
▪	Appreciation potential is limited. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of $14.60 (146.00% of the stated principal amount). Although the leverage factor provides 150% exposure to any increase in the value of the underlying shares at maturity, because the payment at maturity will be limited to 146.00% of the stated principal amount for the Trigger PLUS, any increase in the final share price over the initial share price by more than approximately 30.67% will not further increase the return on the Trigger PLUS.
▪	Market price influenced by many unpredictable factors. Several factors will influence the value of the Trigger PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value, volatility and dividend yield of the underlying shares, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less or possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.
▪	Not equivalent to investing in the underlying shares. Investing in the Trigger PLUS is not equivalent to investing in the underlying shares or its component stocks. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying shares.
▪	Payment at maturity is not based on the value of the underlying shares at any time other than the final share price on the valuation date. The payment at maturity is not based on the value of the underlying shares at any time other than the final share price on the valuation date and will be based solely on the final share price of the underlying shares as compared to the initial share price of the underlying shares. Therefore, if the share closing price of the underlying shares drops precipitously on the valuation date, the payment at maturity, if any, that you will receive for your Trigger PLUS may be significantly less than it would otherwise have been had such payment been linked to the value of the underlying shares at any time prior to such drop.
▪	The Fund’s underlying index recently completed a process of transition to a new underlying index, which could reduce the performance of the underlying shares, and limit the utility of available information about the performance of the Fund. Until 2013, the underlying index for the Fund was the MSCI Emerging Markets Index (the “MXEA”) (see relevant disclosure in the attached index supplement under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement). In January 2013, The Vanguard Group, Inc. announced that the underlying equity is expected to adopt the FTSE Emerging Index as its new target index over the coming months. In the first phase of the transition, which began on January 10, 2013, the underlying equity ceased tracking the MXEA, and began temporarily tracking the FTSE Emerging Transition Index, a “dynamic” index that is gradually reducing its exposure to South Korean equities by approximately 4% each week for a period of 25 weeks, while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the new index. In the second phase of the transition, on or around July 2013, the underlying equity ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index. For more information, see “FTSE Emerging Index ETF Overview on page 12”.
▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the Trigger PLUS in any secondary market

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Trigger Performance Leveraged Upside Securities
transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Trigger PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs and the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the Trigger PLUS from you in secondary market transactions will likely be lower than the price you paid for the Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.
▪	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. The U.S. federal income tax treatment of the Trigger PLUS is uncertain and the Internal Revenue Service could assert that the Trigger PLUS should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Trigger PLUS and whether all or part of the gain you may recognize upon the sale, exchange or maturity of an instrument such as the Trigger PLUS should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Trigger PLUS (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Trigger PLUS even though you will not receive any payments with respect to the Trigger PLUS until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Trigger PLUS.
▪	The estimated value of your Trigger PLUS might be lower if such estimated value were based on the levels as which our debt securities trade in the secondary market. The estimated value of your Trigger PLUS on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.
▪	The estimated value of your Trigger PLUS is lower than the initial issue price of your Trigger PLUS. The estimated value of your Trigger PLUS on the pricing date is lower than the initial issue price of your Trigger PLUS. The difference between the initial issue price of your Trigger PLUS and the estimated value of the Trigger PLUS is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Trigger PLUS, the estimated cost which we may incur in hedging our obligations under the Trigger PLUS, and expected development and other costs which we may incur in connection with the Trigger PLUS.
▪	The estimated value of the Trigger PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Trigger PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Trigger PLUS may not be consistent with those of other financial institutions which may be purchasers or sellers of Trigger PLUS in the secondary market. As a result, the secondary market price of your Trigger PLUS may be materially different from the estimated value of the Trigger PLUS determined by reference to our internal pricing models.
▪	The estimated value of your Trigger PLUS is not a prediction of the prices at which you may sell your Trigger PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Trigger PLUS and may be lower than the estimated value of your Trigger PLUS. The estimated value of the Trigger PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Trigger PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Trigger PLUS. Further, as secondary market prices of your Trigger PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Trigger PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the Trigger PLUS. Secondary market prices of your Trigger PLUS will likely be lower than the initial issue price of your Trigger PLUS. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Trigger PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your Trigger PLUS, and any sale prior to the

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maturity date could result in a substantial loss to you.
▪	The temporary price at which we may initially buy the Trigger PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Trigger PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market (if Barclays Capital Inc. makes a market in the Trigger PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Trigger PLUS on the pricing date, as well as the secondary market value of the Trigger PLUS, for a temporary period after the initial issue date of the Trigger PLUS. The price at which Barclays Capital Inc. may initially buy or sell the Trigger PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Trigger PLUS.
▪	There are risks associated with investments in Trigger PLUS linked to the value of foreign equity securities. The stocks included in the FTSE Index (See the Risk Factor “The Fund’s underlying index recently completed a process of transition to a new underlying index, which could reduce the performance of the underlying shares, and limit the utility of available information about the performance of the Fund” above) and that are generally tracked by the Fund have been issued by various foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Fund or the FTSE Index, which may have an adverse effect on the Trigger PLUS. Also, the public availability of information concerning the issuers of stocks included in the FTSE Index and the Fund will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the FTSE Index and the Fund may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.
▪

The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the FTSE Index, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Your net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the FTSE Index, the value of the respective underlying shares will be adversely affected and the payment at maturity on the Trigger PLUS may be reduced. Of particular importance to potential currency exchange risks are:

•     existing and expected rates of inflation;

•     existing and expected interest rate levels;

•     the balance of payments; and

•     the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪	Non-U.S. securities markets risks. The stocks included in the FTSE Index underlying the Fund (see the Risk Factor “The Fund’s underlying index recently completed a process of transition to a new underlying index, which could reduce the performance of the underlying shares, and limit the utility of available information about the performance of the Fund” above) are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the FTSE Index or the Fund, which may have an adverse effect on the Trigger PLUS. Also, the public availability of information concerning the issuers of stocks included in the FTSE Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the FTSE Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.
▪

Certain features of exchange-traded funds will impact the value of the Trigger PLUS. The performance of the Fund does not fully replicate the performance of the index it is tracking (See the Risk Factor “The Fund’s underlying index recently completed a process of transition to a new underlying index, which could reduce the performance of the underlying shares, and limit the utility of available information about the performance of the Fund” above). The Fund may not fully replicate the FTSE Index, and may hold securities not included in such FTSE Index. The value of the Fund to which your Trigger PLUS are linked is subject to:

•        Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a

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number of constraints, may not produce the intended results.

• Derivatives risk. The Fund may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses, and, as a consequence, the losses of your Trigger PLUS, may be greater than if the Fund invested only in conventional securities.

 Other Risk Factors

▪	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Trigger PLUS. We do not intend to list the Trigger PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Trigger PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because other dealers are not likely to make a secondary market for the Trigger PLUS, the price, if any, at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.
▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying shares and, as a result, could decrease the amount an investor may receive on the Trigger PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the value at which the underlying shares must close so that the investor does not suffer a loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could potentially affect the value of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.
▪	Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Trigger PLUS. The calculation agent will determine the initial share price and the final share price, and calculate the amount of cash, if any, you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the underlying shares, may adversely affect the payout to you at maturity.
▪	The Fund may underperform the FTSE Index. The performance of the Fund may not replicate the performance of, and may underperform the FTSE Index (see the Risk Factor “The Fund’s underlying index recently completed a process of transition to a new underlying index, which could reduce the performance of the underlying shares, and limit the utility of available information about the performance of the Fund” above). Unlike the FTSE Index, the Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the FTSE Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund, differences in trading hours between the Fund and the FTSE Index or due to other circumstances. Because the return on the Trigger PLUS is linked to the performance of the Fund and not the FTSE Index, the return on the Trigger PLUS may be less than that of an alternative investment linked directly to the FTSE Index.
▪	Certain built-in costs are likely to adversely affect the value of the Trigger PLUS prior to maturity. While the payment at maturity described in this pricing supplement is based on the full principal amount of the Trigger PLUS, the original issue price of the Trigger PLUS includes the agent’s commission and the cost of hedging our obligations under the Trigger PLUS through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase the Trigger PLUS from you in secondary market transactions will likely be lower than the price you paid for your Trigger PLUS, and any sale prior to the maturity date could result in a substantial loss to you.
▪	Adjustments to the underlying shares (including adjustments to the FTSE Index tracked by the Fund) could adversely affect the value of the Trigger PLUS. Those responsible for calculating and maintaining the Fund or the FTSE Index tracked by the Fund (see the Risk Factor “The Fund’s underlying index recently completed a process of transition to a new underlying index, which could reduce the performance of the underlying shares, and limit the utility of available information about the performance of the Fund” above) can add, delete or substitute the components of the FTSE Index or the Fund or make other methodological changes that could change the value of the FTSE Index or the Fund. In addition, the publisher of the FTSE Index may discontinue or suspend calculation or publication of such index or the Fund may be delisted from the relevant exchange or liquidated or otherwise terminated at any time. Any of these actions could adversely affect the value of the underlying shares and, consequently, the value of the Trigger PLUS. For a description of the actions that may be taken by the Calculation Agent in the event that the publisher of the FTSE Index discontinues or suspends calculation of the index or the Fund is liquidated or otherwise terminated, please see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.”

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Vanguard FTSE Emerging Markets ETF Overview

General

We have derived all information contained in this pricing supplement regarding the Vanguard FTSE Emerging Markets ETF (the “Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and the Fund’s prospectus dated May 31, 2013. This information reflects the policies of, and is subject to change by The Vanguard International Equity Index Funds (the “Vanguard Trust”) and The Vanguard Group, Inc. (“Vanguard”). The Fund is an exchange-traded class of shares issued by the Vanguard® Emerging Markets Stock Index Fund and is maintained and managed by Vanguard. Vanguard is the investment adviser to the Fund. Shares of the Fund trade on the NYSE Arca under the ticker symbol “VWO UP.” We have not independently verified the accuracy or completeness of the information derived from these public sources.

The Vanguard Trust is a registered investment company that consists of separate funds, each of which may consist of different share classes, including Fund shares. Information provided to or filed with the SEC by the Vanguard Trust under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Investment Company Act file numbers 033-32548 and 811-05972, through the SEC’s website at http://www.sec.gov. For additional information regarding the Vanguard Trust, Vanguard and the Fund, please see the Fund’s prospectus. In addition, information about the Vanguard Trust and the Fund may be obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Vanguard website at www.vanguard.com. We have not independently verified the accuracy or completeness of such information. Information contained in the Vanguard website and other information from Vanguard is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Fund seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries. The Fund employs an indexing investment approach by investing substantially all (normally about 95%) of its assets in the common stocks included in the benchmark index (while employing a form of sampling). The Fund recently transitioned from tracking the performance of the FTSE Emerging Transition Index (the “Transition Underlying Index”) and currently tracks the performance of the FTSE Emerging Index (the “Underlying Index”). Both the Transition Underlying Index and the Underlying Index were developed by FTSE International Limited (“FTSE”) and are calculated, maintained and published by FTSE. FTSE is under no obligation to continue to publish, and may discontinue or suspend the publication of the Transition Underlying Index and/or the Underlying Index at any time.

Historically, the Fund sought to track the performance of the MSCI Emerging Markets Index (see relevant disclosure under “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement). Starting in January of 2013, the Fund began a two-step transition process to instead track the performance of the Underlying Index. First, in January 2013, the Fund began tracking the performance of the Transition Underlying Index. and Second, the Fund intended to track the Underlying Index in July 2013. The Fund now tracks the Underlying Index. The Transition Underlying Index was created to provide Vanguard with the ability to transition existing emerging markets funds to the Underlying Index over a period of approximately six months in a manner designed to reduce the impact on its existing fund shareholders. The Transition Underlying Index differs from the Underlying Index in the following ways:

-	It contains Korean companies: FTSE classified South Korea as a developed market in September 2009, and since then, it has not been a member of FTSE’s emerging indices. As Vanguard currently includes Korea within its emerging market portfolio, FTSE will initially include the constituents of the FTSE Korea Index in the transition index universe, and then over a 25-week period, will gradually reduce the weight of South Korea in the index.

-	It contained P Chips: FTSE announced that it would move P Chips (as defined below) from Hong Kong (a developed market) to China (an emerging market) across all its indexes beginning March 18, 2013. In anticipation of this change, P Chips were included in the Transition Underlying Index from its launch. Subsequently, at the March 2013 review, FTSE removed P Chips from the Transition Underlying Index. A P Chip is a company controlled by mainland individuals, with the establishment and origin of the company in mainland China. A P Chip must be incorporated outside of the People’s Republic of China and traded on the Stock Exchange of Hong Kong, with a majority of its revenue or assets derived from mainland China.

-	It contains March 2013 indicative additions and deletions: FTSE has announced a list of indicative additions and deletions that would be applied at the March 2013 index reviews. These companies were incorporated into the Transition Underlying Index at the start of its calculation.

-	It is based on actual free float: FTSE announced that beginning March 18, 2013, the Underlying Index would adopt actual free float percentages. In anticipation of this change, the Transition Underlying Index applied actual free float from its launch.

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As of May 31, 2013, the Fund’s holdings consisted of companies from the following 23 countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Netherlands, Pakistan, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, Turkey, and the United Arab Emirates. In addition, as of that date, the Fund’s four largest holdings by country were China (19.1%), Brazil (14.6%), Taiwan (11.8%) and India (8.5%). As of March 31, 2013, the Fund’s three largest equity securities were Taiwan Semiconductor Manufacturing Co. Ltd. (2.2%), Samsung Electronics Co. Ltd. (2.0%), and Petroleo Brasileiro S.A. (1.9%).

The Underlying Index

The Underlying Index is a market-capitalization, weighted index representing the performance of over 790 large and mid-cap companies in 22 emerging markets and is derived from the FTSE Global Equity Index Series. FTSE announced that in March 2013, the Underlying Index would expand by approximately 100 constituents, following the addition of P Chips to the FTSE China Index. The Underlying Index was launched on June 30, 2000, with a base date of December 31, 1986, and a base value of 100.

Eligibility Countries

The following criteria must be met before a country’s companies can be included in the Underlying Index:

☐	permission for direct equity investment by non-nationals;
☐	availability of accurate and timely data;
☐	non-existence of any significant exchange controls which would prevent the timely repatriation of capital or dividends;
☐	the demonstration of significant international investor interest in the local equity market; and
☐	existence of adequate liquidity in the market.

A country’s classification as developed, advanced emerging, or secondary emerging is largely dependent on the following factors:

☐	wealth (GNI per capita);
☐	total stock market capitalization;
☐	breadth and depth of market;
☐	any restrictions on foreign investment;
☐	free flow of foreign exchange;
☐	reliable and transparent price discovery;
☐	efficient market infrastructure (trading, reporting and settlement systems, derivatives market, and other factors); and
☐	oversight by independent regulator

Determining Company Nationality

A company will be allocated to a single country. If a company is incorporated in one country and has its sole listing in the same country, the company will be allocated to that country. In other circumstances, FTSE will refer the company to the FTSE Nationality Committee, which will decide the appropriate nationality for the company. If a company is incorporated in a country, has a listing in that country and listings in other countries, the FTSE Nationality Committee will normally assign the company to the country of incorporation. If a company is incorporated in a country, and is listed only in countries other than the country of incorporation, the FTSE Nationality Committee will normally allocate the company to the country with the greatest liquidity. If a company is incorporated in a country other than a developed country, has no listing in that country and is listed only in one or more developed countries, that company will only be eligible for FTSE Global Equity Index Series inclusion if the country of incorporation is internationally recognized as having a low taxation status that has been approved by the FTSE Nationality Committee.

Eligible Securities

Most types of equity securities are eligible for the Underlying Index. Companies in the business of holding equity and other investments (e.g., investment trusts) which are assumed by the Industry Classification Benchmark as Subsector equity investment instruments and non-equity investment instruments which are assumed by the Industry Classification Benchmark as Subsector non-equity investment instruments are eligible for inclusion. Limited liability partnerships and limited liability companies are eligible for inclusion. Where a unit comprises equity and non-equity, it will not be eligible for inclusion. Convertible preferred shares and loan stocks are excluded until converted.

Adjustments Applied to Eligible Securities

Eligible companies may be subject to adjustment for free float and multiple classes, as described below.

Free float restrictions include:

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☐	shares directly owned by state, regional, municipal and local governments (excluding shares held by independently managed pension plans for governments);
☐	shares held by sovereign wealth funds where each holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;
☐	shares held by directors, senior executives and managers of the company, and by their family and direct relations, and by companies with which they are affiliated;
☐	shares held within employee share plans;
☐	shares held by public companies or by non-listed subsidiaries of public companies;
☐	shares held by founders, promoters, former directors, founding venture capital and private equity firms, private companies and individuals (including employees) where the holding is 10% or greater. If the holding subsequently decreases below 10%, the shares will remain restricted until the holding falls below 7%;
☐	all shares where the holder is subject to a lock-up provision (for the duration of that provision);
☐	shares held for publicly announced strategic reasons, including shares held by several holders acting in concert; and
☐	shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted.

Where there are multiple classes of equity capital in a company, all classes are included and priced separately, provided that:

☐	The secondary class’s full market capitalization (i.e., before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal class and the secondary class is eligible in its own right in all respects.
☐

All partly-paid classes of equity are priced on a fully-paid basis if the calls are fixed and are payable at known future dates. Those where future calls are uncertain in either respect are priced on a partly-paid basis.

Liquidity of Constituents

Each constituent security will be tested for liquidity by calculation of its median daily trading per month. The median trade is calculated by ranking each daily trade total and selecting the middle ranking day. Daily totals with zero trades are included in the ranking; therefore, a security that fails to trade for more than half of the days in a month will have a median trade of zero.

A non-constituent which does not turnover at least 0.05% of its outstanding shares (after the application of any free float weightings) based on its median daily trade per month for at least ten of the twelve months prior to a full market review will not be eligible for inclusion in the Index Series. An existing constituent which does not turnover at least 0.04% of its shares in issue (after the application of any free float weightings) based on its median daily trade per month for at least eight of the twelve months prior to a full market review will be removed. New issues which do not have a twelve month trading record must have a minimum three month trading record when reviewed. They must turnover at least 0.05% of their outstanding shares (after the application of any free float weightings) based on their median daily trade per month in each month since their listing.

If a company fails the liquidly test based on its underlying shares, its Depositary Receipts (“DR”) may be considered for inclusion in the index if it passes the liquidity test in its own right and is traded on an exchange within the same regional time zone in which the underlying shares are listed. Where a company has both a DR and underlying shares listed, both securities will be tested separately for liquidity. The underlying share will be included if it passes the liquidity test in its own right. The DR will only be eligible for inclusion if the underlying share fails the liquidity test and the DR passes in its own right. Where the DR has been included, it will remain in the index until it either fails the liquidity test or the underlying share passes a future liquidity test with greater liquidity than the DR. In the event that the underlying share fails the liquidity test and the DR trades in a different time zone, but passes the test in its own right, the underlying share will be included as long as the DR is fully fungible (i.e., the DR can be converted into underlying shares and the underlying shares can be converted into DRs).

Calculation of the Underlying Index

Actual closing mid-market or last trade prices are used, where available, for constituent securities with local securities exchange quotations. The number of shares outstanding for each constituent security is expressed to the nearest share. To prevent a large number of insignificant weighting changes, the number of shares outstanding for each constituent security is amended only when the total outstanding shares included in the index system changes by more than 1% on a cumulative basis. Changes will be made quarterly after the close of business on the third Friday of March, June, September and December. The performance of the FTSE Global Equity Index Series on a given day is determined by calculating the percentage difference between (1) the index’s market capitalization as at the close of that day, and (2) the market capitalization at the start of that day. “Start of the day” is defined as the previous day’s close adjusted for capital changes, investability weight changes, additions and deletions.

Information on the Vanguard FTSE Emerging Markets ETF as of market close on July 26, 2012:

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Bloomberg Ticker Symbol:	VWO
Share closing price on July 26, 2013:	$40.06
52 Weeks Ago:	$39.24
52 Week High :	$45.45
52 Week Low:	$36.53

The following graph sets forth the historical performance of the Vanguard FTSE Emerging Markets ETF based on the weekly share closing prices of the Vanguard FTSE Emerging Markets ETF from January 2, 2008 through July 26, 2013. The related table sets forth the published high and low share closing prices as well as the end-of-quarter share closing prices of the underlying shares for each quarter from January 2, 2008 through July 26, 2013. The share closing price of the Index on July 26, 2013 was $40.06.

We obtained the share closing prices of the Vanguard FTSE Emerging Markets ETF below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical share closing prices of the Vanguard FTSE Emerging Markets ETF should not be taken as an indication of future performance, and no assurance can be given as to the share closing price on the valuation date. We cannot give you assurance that the performance of the Vanguard FTSE Emerging Markets ETF will result in the return of any of your initial investment.

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Underlying shares Historical Performance— January 2, 2008 to July 26, 2013

Past performance is not indicative of future results. Note that prior to January 2013, the Fund tracked the MSCI Emerging Markets Index. In January 2013, the Fund began tracking the performance of the Transition Underlying Index and the Fund has recently begun to track the Underlying Index. Please see the Vanguard FTSE Emerging Markets ETF Overview for more information and the Risk Factor titled “The Fund’s underlying index recently completed a process of transition to a new underlying index, which could reduce the performance of the underlying shares, and limit the utility of available information about the performance of the Fund” above.”

Vanguard FTSE Emerging Markets ETF	High	Low	Period End
2008
First Quarter	$52.90	$44.01	$47.14
Second Quarter	$53.45	$46.21	$46.54
Third Quarter	$45.63	$32.10	$34.66
Fourth Quarter	$34.22	$18.60	$23.70
2009
First Quarter	$25.68	$19.04	$23.60
Second Quarter	$33.89	$24.39	$31.82
Third Quarter	$39.01	$30.57	$38.56
Fourth Quarter	$41.71	$37.54	$41.00
2010
First Quarter	$42.80	$36.85	$42.18
Second Quarter	$43.98	$36.38	$37.99
Third Quarter	$45.40	$38.22	$45.40
Fourth Quarter	$49.32	$45.54	$48.15
2011
First Quarter	$48.92	$45.00	$48.92
Second Quarter	$50.71	$46.44	$48.62
Third Quarter	$49.52	$35.89	$35.89
Fourth Quarter	$43.47	$35.20	$38.21
2012
First Quarter	$45.09	$38.57	$43.47
Second Quarter	$43.99	$37.08	$39.95
Third Quarter	$43.25	$38.28	$41.75
Fourth Quarter	$44.53	$40.44	$44.53
2013
First Quarter	$45.45	$42.24	$42.89
Second Quarter	$44.79	$36.53	$38.78
Third Quarter (through July 26, 2013)	$40.41	$37.72	$40.06

Past performance is not indicative of future results

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Additional Information About the Trigger PLUS

Additional provisions:
Record date:	One business day prior to the related contingent payment date.
Postponement of maturity date:	The maturity date will be postponed if the valuation date is postponed due to the occurrence or continuance of a market disruption event with respect to the underlying stock on such valuation date. In such a case, the maturity date will be postponed by the same number of business days from but excluding the originally scheduled valuation date; provided that, the valuation date may not be postponed to a date later than the originally scheduled maturity date, or if the originally scheduled maturity date is not a business day, later than the first business day after the originally scheduled maturity date. See “Terms of the Notes — Maturity Date” and “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.
Market disruption events and antidilution adjustments:

The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the valuation date, the initial share price, the final share price and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•         For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•         For a description of further adjustments that may affect the underlying shares, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	100 Trigger PLUS
Tax considerations:

The material tax consequences of your investment in the Trigger PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Trigger PLUS as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Trigger PLUS in the initial issuance of the Trigger PLUS).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Trigger PLUS in the manner described below. This opinion assumes that the description of the terms of the Trigger PLUS in this pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Trigger PLUS are uncertain and the Internal Revenue Service could assert that the Trigger PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the Trigger PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Trigger PLUS as a pre-paid cash-settled executory contract with respect to the Fund. Subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended, (the “Code”) below, if your Trigger PLUS are so treated, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your Trigger PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS. Such gain or loss should generally be long-term capital gain or loss if you have held your Trigger PLUS for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Trigger PLUS could be treated as a “constructive ownership transaction” with respect to the Fund that is subject to the constructive ownership rules of Section 1260 of the Code. If your Trigger PLUS were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your Trigger PLUS would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Fund referenced by your Trigger PLUS on the date that you purchased your Trigger PLUS and sold those shares on the date of the

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Trigger PLUS Based on the Vanguard FTSE Emerging Markets ETF due July 31, 2015
Trigger Performance Leveraged Upside Securities

sale, exchange or maturity of the Trigger PLUS (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount. Because, in general, the maturity payment of the Trigger PLUS will only reflect the appreciation or depreciation in the value of the shares of the Fund and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Fund, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of Fund shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Trigger PLUS by the Fund share price on the date you acquired your Trigger PLUS, as opposed to making such determination based on the actual number of Fund shares that, after taking into account the leverage factor, are effectively referenced in determining the actual return on your Trigger PLUS. In addition, the Excess Gain Amount could be greater than zero if you purchase your Trigger PLUS for an amount that is less than the principal amount of the Trigger PLUS or if the return on the Trigger PLUS is adjusted to take into account any extraordinary dividends that are paid on the shares of the Fund. Furthermore, if another exchange traded fund is substituted for the Fund, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the Fund and sold the Fund to purchase its substitute. You should be aware that, if the Trigger PLUS are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Trigger PLUS (in which case all of such gain would be recharacterized as ordinary income, and an interest charge would be applied to the deemed underpayment of tax) unless you provide clear and convincing evidence to the contrary. Because the application of the constructive ownership rules to the Trigger PLUS is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Trigger PLUS.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Trigger PLUS, possibly with retroactive effect.

For a further discussion of the tax treatment of your Trigger PLUS as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Trigger PLUS. For additional, important considerations related to tax risks associated with investing in the Trigger PLUS, you should also examine the discussion about tax risks in “Risk Factors—Structure Specific Risk Factors—The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Trigger PLUS), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Trigger PLUS.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Code, which could ultimately require us to treat all or a portion of any payment or deemed payment in respect of your Trigger PLUS as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Trigger PLUS when these regulations are finalized.

Trustee:	The Bank of New York Mellon

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Trigger PLUS Based on the Vanguard FTSE Emerging Markets ETF due July 31, 2015
Trigger Performance Leveraged Upside Securities

Calculation agent:	Barclays Bank PLC
Market Disruption Events and Adjustments:

The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the valuation date, the initial share price, the final share price and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•         For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•        For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the Trigger PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedged our anticipated exposure in connection with the Trigger PLUS by taking positions in futures and options contracts on the underlying shares and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Trigger PLUS or any amounts payable on your Trigger PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.

Contact:	Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management” (“MSWM”) clients may contact their MSWM sales representative or MSWM’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays, at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

This pricing supplement represents a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

Supplemental Plan of Distribution

MSWM and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each Trigger PLUS they sell.

We expect that delivery of the Trigger PLUS will be made against payment for the Trigger PLUS on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

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